Exhibit 4.1

Execution Version

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of March 11, 2026, among NCR Atleos Corporation, a Maryland corporation (the “Company”), each Subsidiary of the Company listed on the signature pages hereto (collectively, the “Subsidiary Guarantors”) and Citibank, N.A., a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”) under the indenture referred to below.

W I T N E S S E T H :

WHEREAS NCR Atleos Escrow Corporation, a Maryland corporation (the “Escrow Issuer”), the Trustee and the Notes Collateral Agent entered into an Indenture (as amended, restated, or otherwise modified prior to the date hereof, the “Original Indenture”), dated as of September 27, 2023, providing for the issuance of the Escrow Issuer’s 9.500% Senior Secured Notes due 2029 (the “Securities”);

WHEREAS on October 16, 2023, the Company entered into a first supplemental indenture (the “First Supplemental Indenture”) to the Original Indenture in connection with the Assumption (as defined in the Original Indenture) whereby the Company agreed to assume all of the obligations of the Escrow Issuer under the Securities and the Original Indenture;

WHEREAS on October 16, 2023, the Company entered into a Guarantee Supplemental Indenture (as defined in the Original Indenture) (as modified by the First Supplemental Indenture and the Guarantee Supplemental Indenture, the “Indenture”) to add the Subsidiary Guarantors as guarantors of the Securities;

WHEREAS Section 4.08 of the Indenture requires that upon the occurrence of a Change of Control (as defined in the Indenture), the Company will be required to offer to repurchase each Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated by Section 4.08(b) of the Indenture; and

WHEREAS pursuant to Section 9.02(a) of the Indenture, the Trustee, the Notes Collateral Agent, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent mutually covenant and agree as follows:

1.            Amendments.

(a)	Section 1.01 of the Indenture is hereby amended by adding following to end of the definition of “Change of Control”:

Notwithstanding the foregoing or anything else in this Indenture, the Subsequent Merger shall not constitute a Change of Control.

(b)	Section 1.01 of the Indenture is hereby amended by adding the definition of “Buyer” as follows:

“Buyer” means The Brink’s Company, a Virginia corporation.

(c)	Section 1.01 of the Indenture is hereby amended by adding the definition of “Merger Sub I” as follows:

“Merger Sub I” means Novus Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Buyer.

(d)	Section 1.01 of the Indenture is hereby amended by adding the definition of “Merger Sub II” as follows:

“Merger Sub II” means Novus Merger Sub II, LLC, a Maryland limited liability company and wholly owned subsidiary of the Buyer.

(e)	Section 1.01 of the Indenture is hereby adding the definition of “Subsequent Merger” as follows:

“Subsequent Merger” means each of the merger of Merger Sub I with and into the Company, with the Company surviving as a direct wholly owned subsidiary of the Buyer, and the merger of the Company with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Buyer, in each case pursuant to the Subsequent Merger Agreement.

(f)	Section 1.01 of the Indenture is hereby adding the definition of “Subsequent Merger Agreement” as follows:

“Subsequent Merger Agreement” means that Agreement and Plan of Merger dated as of February 26, 2026, by and among the Company, the Buyer, Merger Sub I and Merger Sub II, as may be amended from time to time.

2.             Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

3.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.             Trustee and Notes Collateral Agent. Each of the Trustee and the Notes Collateral Agent makes no representation as to the validity or sufficiency of this Supplemental Indenture. In acting hereunder, each of the Trustee and the Notes Collateral Agent shall be entitled to all of the rights, privileges, protections, benefits, indemnities and immunities of the Trustee and the Notes Collateral Agent under the Indenture (as applicable).

5.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NCR ATLEOS CORPORATION

By:	/s/ Andrew Wamser
	Name:	Andrew Wamser
	Title:	Executive Vice President and Chief Financial Officer

ATM NATIONAL, LLC
CARDTRONICS HOLDINGS, LLC
CARDTRONICS, INC.
CARDTRONICS USA, INC.
CATM HOLDINGS LLC
ATM DEPLOYER SERVICES, L.L.C.
NCR FOREIGN INVESTCO 1, LLC

By:	/s/ Vladimir Samoylenko
	Name:	Vladimir Samoylenko
	Title:	President

[Signature Page to Supplemental Indenture]

Citibank, N.A.,
as Trustee and Notes Collateral Agent

By:	/s/ Peter Lopez
	Name:	Peter Lopez
	Title:	Senior Trust Officer

[Signature Page to Supplemental Indenture]